Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

May 18, 2023

Equity Residential Mourns Death of Founder and Chairman Samuel Zell

Industry Legend Led Transformation of Public Real Estate Market

Chicago, IL – May 18, 2023 - It is with profound sadness that Equity Residential (NYSE: EQR) mourns the death of its Founder and Chairman, Samuel Zell, who died today at age 81.

Mr. Zell was an iconic figure in real estate and throughout the corporate world. An active investor in real estate since the 1960s, he helped revolutionize the industry through the popularization of the real estate investment trust (“REIT”) structure in the 1990s, democratizing the ownership of publicly traded real estate companies. Mr. Zell founded the predecessor company to Equity Residential while a student at the University of Michigan and took it public on the NYSE in August 1993. Under his leadership, Equity Residential grew into a highly regarded $31B apartment owner, developer and operator and S&P 500 member. Over the years he invested in and grew businesses in multiple industries including real estate, manufacturing, retail, travel, healthcare and energy.

Mr. Zell was an active philanthropist with a focus on entrepreneurial education. He established several leading entrepreneurship programs including the Zell Lurie Institute at the University of Michigan; the Zell Fellows Program for entrepreneurship at Northwestern University’s Kellogg School of Management; the Samuel Zell & Robert Lurie Real Estate Center at the University of Pennsylvania’s Wharton School and the Zell Entrepreneurship Program at Reichman University (formerly IDC Herzliya), a private higher education institution in Israel.

Please see www.samzelllegacy.com for a retrospective of Mr. Zell’s many accomplishments and contributions to the investing and philanthropic communities.

“The world has lost one of its greatest investors and entrepreneurs,” said Mark J. Parrell, Equity Residential’s President and CEO. “Sam’s insatiable intellectual curiosity and passion for deal making created some of the most dynamic companies in the public real estate industry. He was a generous philanthropist and an incredible mentor and friend and will be missed by all who were lucky enough to be part of his extraordinary world. We extend our deepest condolences to Sam’s family and loved ones.”

Equity Residential’s Board of Trustees has considered succession management one of its core responsibilities since the Company’s initial public offering in 1993. Consistent with the Company’s long-term succession planning process, the Company has appointed David J.

Neithercut (67) as Chairman of the Board of Trustees effective immediately. Mr. Neithercut has had a long and successful career as a leader in the real estate industry, including serving as the Company’s Chief Executive Officer from 2006 through 2018 and as a member of the Company’s Board continuously since 2006.

“Sam spent decades creating value for the investors in Equity Residential and his many other enterprises. It was my great privilege to work closely and learn from him for more than 35 years and my honor to succeed him as Chairman of Equity Residential,” said Mr. Neithercut. “The Board, executive leadership and all the employees of Equity Residential are committed to honoring Sam’s legacy through a continued focus on value creation for our shareholders.”

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters. Equity Residential owns or has investments in 301 properties consisting of 79,351 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com